Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 25, 2013 (July 9, 2013 as to the effects of the 1 for 9.75 reverse stock split described in Note 1) relating to the financial statements of Cellular Dynamics International, Inc. (“the Company”), appearing in the Prospectus dated July 24, 2013 filed by the Company, pursuant to Rule 424(b) under the Securities Act of 1933, relating to the Company’s Registration Statement No. 333-189049 on Form S-1.

/s/ Deloitte & Touche LLP

Chicago, Illinois
August 6, 2013